UNITED STATES

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Explanatory Note

This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on November 7, 2012 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal first quarter ended September 30, 2012 and provide an update on corporate developments. There is also a webcast of the call available through the Company’s website, http://www.synthesisenergy.com/. An archived version of the webcast will be available on the Company’s website through December 7, 2012. A telephone replay of the conference call will be available approximately one hour after the completion of the call through December 7, 2012. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 10020131#.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.

You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

SYNTHESIS ENERGY SYSTEMS, INC.

“First Quarter 2013 Earnings”

11/07/2012, 08:30 AM Eastern

Robert Rigdon

OPERATOR:	Good morning, and welcome to the Synthesis Energy Systems Inc., First Quarter 2013 Financial Results Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key, followed by “0”.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press the “*” then “1” on your touchtone phone; to withdraw your question, please press “*” and then “2.” Please note this event is being recorded. And I would now like to turn the conference over to Matthew Haines, managing director of MBS Value Partners. Please go ahead.

MATTHEW HAINES:	Good morning, and thank you for joining Synthesis Energy Systems Earnings Conference call. Today management will discuss results of the first quarter of fiscal 2013 ended September 30th, 2012, and will provide an update on corporate developments. Following management’s prepared remarks, we will open the line for questions.

Before we begin, I would like to remind you that during this call, management will be making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements are based will prove to have been correct.

Please note that in connection with the proposed ZJX China Energy transaction, SES has filed a preliminary proxy statement and intends to file a definitive proxy statement with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxy’s from the stockholders of SES in connection with the transaction.

You may obtain the preliminary proxy statement and, when available, the definitive proxy statement for free by visiting EDGAR on the SEC website at WWW.SEC.GOV. Investors should read the definitive proxy statement carefully before making any voting or investment decision, because that document will contain important information. Please refer to the company’s annual report on form 10K for the year ended June 30th, 2012 for a further discussion on risk factors. SES’s 10K and other SEC filings are available on the Securities and Exchange Commission’s website at WWW.SEC.GOV or on the company’s website at WWW.SYNTHESISENERGY.COM. And now I’ll turn the call over to Robert Rigdon, president and CEO. Robert.

ROBERT RIGDON:	Good morning, and welcome to our first quarter of fiscal year 2013 earnings call. With me on the call today is Kevin Kelly, our chief accounting officer. Although it’s been a short six weeks since our last call, the company is moving forward aggressively on our key initiatives, and we have some positive developments to report since our last call.

To highlight a few, we recently closed important strategic equity investments from Hongye and Zhongmo, the details of which we released a few weeks ago. We also continue to make good progress in commissioning our Yima Joint Venture plan and have advanced the negotiation that are key to returning our Zaozhuang Joint Venture plant to operational status.

In addition to the accomplishments and progress in China, we are also seeing increased interest in applying our technology in the fuel, steel, and power segments, including renewed interest in the U.S., all of which have recently led us into new commercial discussions that we believe hold important potential near-term business for SES. Now before I go into more detail, I’d like to turn the call over to Kevin Kelly to review our first quarter fiscal 2013 financial results. Kevin.

KEVIN KELLY:	Thank you, Robert. Total revenue for the three months ended September 30th, 2012, was $71,000, versus $2.5 million for the three months ended September 30th, 2011. We have continued to keep the ZZ plant idle since September of 2011, due to nonpayment of the capacity fees contractually owed to the ZZ Joint Ventures. Consequently, there were no product sales from the ZZ Joint Venture during the first quarter of fiscal 2013, compared to $2.1 million during the first quarter of fiscal 2012. We have been and are continuing to work diligently on new construct terms with the Shendong Weijiao Group, which has recently acquired a controlling interest in Hai Hua.

Technology licensing and related services revenues for the three months ended September 30, 2012, were $71,000, versus $307,000 for the three months ended September 30, 2011. The technology licensing and the related services revenues for the quarter ended September 30, 2012, resulted primarily from coal testing services for customers who are actively developing projects and may license and build plants using our technology.

The company’s operating loss for the first quarter of fiscal 2013 was $3.9 million, versus $4.4 million reported for the first quarter of fiscal 2012. Decrease in the operating loss was primarily attributable to lower costs at the ZZ Joint Venture plant while holding the plant idle. The net loss attributable to stockholders for both the first quarter of fiscal 2013 and 2012 was $4.5 million, or 9 cents per share.

Regarding the company’s capital resources, as announced in September, the company received $8.7 million from the sale of common stock to Hongye. As of September 30th, 2012, the company had $22.7 million in cash and working capital of $13.1 million. In October, we closed on the sale of an additional $6.8 million of common stock to Hongye and Zhongmo. And now I’ll turn the call back over to Robert.

ROBERT RIGDON:	Okay, thanks, Kevin. Our financials over the past year have been impacted most significantly by the lost revenue from our ZZ Joint Venture plant, which is due to the customer’s failure to pay contracted syngas capacity fees. As a result, the numbers do not yet provide a complete picture of the actual progress we are making as a company. With the Yima project nearing first methanol production, along with our progress towards getting the ZZ Joint Venture operating again, and in an enhanced restructured deal, and new business opportunities that are close to fruition, we are expecting to see improving financial results over the next several quarters.

The completion of the Hongye and Zhongmo transaction is a good indicator of the progress we are making in demonstrating and communicating our value proposition in China. These companies understand the potential future value that exists in China from implementing our technology, especially in areas of China where we can gain positions in coal resources through leveraging our low-quality coal conversion capability. These companies are very positive on SES, which is the primary reason they have insisted on investing at the parent level at this time, while we earmark the proceeds for new investments in China.

Since Hongye has a strong business presence, especially in the Chinese province of Inner Mongolia, they feel confident in achieving a win-win business result that will boost their own operations, while growing value for SES. We’re actively working together now on developing the new opportunities for SES China that can quickly make a positive financial contribution to the company. We believe that ongoing projects such as Yima and ZZ, combined with the new Chinese opportunities we are exploring with Hongye, have the potential to generate meaningful operating cash flows for SES China business. In turn, we are hopeful that this recent strategic investment is the first of what will be a series of new partner investments that would be made directly into our SES China business platform.

I would like to thank the SES China team, along with Crystal Vision Energy Partners, for their outstanding efforts in working with us to complete this important strategic investment and cooperation.

Now related to this, we have appointed two representatives from Hongye to our board, Mr. Gao Feng, chairman and president of Hongye, who has assumed the non-executive role of vice chairman of SES board; and Dr. Yang Guang, executive vice president of Hongye. In just a very brief period of time, these gentlemen have become actively involved in helping us develop, plan, and implement our path forward for accelerating the business in China.

Our Yima project is a major step forward for SES, and we are excited to see it so close to completion. The final stages of construction and commissioning are progressing well. The utility section of the plant is essentially complete and commissioned and has been operating on and off since this summer as we commission the other sections of the plant.

The gasification island is about 90 to 95% complete. There are three identical gasifier systems to be commissioned there. The syngas purification section is also more than 90% complete and is being commissioned now. The methanol section of the plant currently stands at about 70% complete. And as previously reported, the engineering on the methanol section was delayed for several months in 2010 while the Yima Joint Venture considered the building of glycol production in lieu of methanol.

The methanol unit is the top priority of the JV and is coming together very quickly now. The Joint Venture continues to forecast first methanol production to occur in December of this year. We welcome you to track this progress through the latest pictures of the plant on our company website.

I believe that the significance of the Yima Joint Venture to SES and its shareholders cannot be overstated. In addition to generating important financial results for SES, the plant is being closely watched by our potential customers and partners in China, as well as globally, and we expect the Yima project to be a major catalyst for securing much of the new business we have been developing over the past two years. In addition, we are already looking forward to beginning work with Yima on the planned expansion phases of the Yima site, which, in total, are intended to roughly quadruple the production capacity of the facility.

Now shifting to ZZ, I’m cautiously optimistic about the progress we are seeing at the ZZ Joint Venture plant towards reaching a resolution with Weijiao, the new owner of the Hai Hua facility that buys our syngas. Achieving such a resolution will get the plant operating again and making a positive financial contribution to our China business.

Weijiao has spent several weeks completing a third-party engineering validation of the technical case, which we developed for integrating the two facilities in a way that creates improved financial performance for both parties. The results of this evaluation have come back positive. Weijiao has assigned a senior-level leader to work with us to complete the commercial terms for a successful operating case for both parties, and we are also looking to receive compensation for unpaid capacity fees owed to the ZZ Joint Venture. As of the end of the quarter, these unpaid fees amount today approximately $5.7 million. The negotiations have the goal of providing operating improvements to Weijiao’s other facility that will enable both plants to maximize operating capability and revenue.

Based on the progress with Weijiao to date, we remain hopeful that ZZ will return to operational status in this fiscal year 2013. Additionally, we continue to develop opportunities to convert and further expand the ZZ plant into a biomass to biofuel operation or potential glycol production of the facility. We are actively working with a gas and fuels company with large operations in China that is interested in partnering with us on the conversion of ZZ to this potentially first-of-a-kind renewable operation in China.

The local Shandong government is also strongly encouraging us as well, which will prove helpful as we progress the development of this alternative. We believe that ability to demonstrate a successful biomass to fuels for chemical operation in China has the potential to position is us with a product offering which we can replicate for the emerging renewable businesses now in the early stages of development in China.

Finally, in China discussions regarding the potential strategic development — strategic investment, rather, of ZJX China Energy into SES remain active, as ZJX continues to structure the funding of China Energy in other possible investors. We will continue to keep you posted on the status of this transaction as developments occur.

Now I would like to review some of the highlights some of our business outside of China. First, our SES Resources Joint Venture has made good progress this year and is ready to move to the next step of development through raising external funds that will be used for early stage definition of projects needed for securing positions in low-quality coal resources that have been tested and validated for our technology.

Although the JV has received increased interest from potential investors, the timing does not appear optimal for many of these investors due to the current dip in coal commodity’s pricing and replaced sluggishness. The JV is now contemplating the proper timing for raising the funds and is considering delaying the step until early next year when markets may improve. In the meantime, the JV will focus on a limited number of potential high-value opportunities including advancing the study signed by Ncondezi, and will hold all calls to a minimum.

As noted in the last call, we are actively developing a number of technology and equipment sales opportunities, including partnerships and collaborations around various market segments outside of China. Over the two previous quarters, we have seen a move toward the development of multiple business opportunities in market verticals like steel, transportation, fuels, and power, and regional verticals like green chemicals in the U.S. based on waste as a fuel for our gasifiers. We have advanced these opportunities to where we are now hopeful we will be entering into definitive agreements during this fiscal year.

Additionally, India remains a strong strategic growth area for us, and we have our first licensing agreement pending there. The execution of this license and related services agreement is anticipated once our customer has received clearance on their coal resource allocation from the government. All combined, these developments outside China have the potential, upon closing, to generate important financial results this fiscal year, and our team is focused on delivering these new opportunities.

We remain optimistic about the near-term prospects for the company with Yima coming online soon the prospect of improving ZZ and returning it to operating status, new business potential from our partners Hongye and Zhongmo and the significant set of advanced opportunities outside of China that we have in front of us. We are working diligently to bring these opportunities across the goal line quickly in order to deliver improving financial results this fiscal year, while securing very important opportunities that can contribute to our long-term growth and ongoing financial performance.

The future is looking bright here at SES and the growing excitement for our potential is reflected in our staff’s enthusiasm and work ethic towards accomplishing our goals. I look forward to reporting on all of these developments and successes on our next call, and not before. And with that, I’d like to open up the call for questions. Operator.

OPERATOR:	We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys; to withdraw your question, please press “*” and then “2.” Once again, to ask a question press “*” and then “1.” At this time, we will pause momentarily to assemble our roster.

And our first question will come from Robert Smith, Center for Performance Investing. Please go ahead.

ROBERT SMITH:	Good morning.

ROBERT RIGDON:	Good morning, Robert.

ROBERT SMITH:	It’s good to have some electricity and heat back in New York, and at least in our home. So let me start with Yima, and can you tell me when — how long would it take for full production of the methanol unit? So start up would be sometime — you’re looking at sometime in December. And what’s the time line to full production?

ROBERT RIGDON:	Well when we look at our planning, Robert, these projects will typically ramp up relatively fast to full production, probably over at least 30 to 60 days. But then what we’ve seen, in my experience, then there will be a lot of tuning and continued work with the operators to ultimate full production. So in our planning, we look at really achieving steady stake full production on an ongoing basis within the first six-month period of startup.

ROBERT SMITH:	Okay. And in the press release when you speak of “near term,” is near term counted in days and weeks and, say, a few months, rather than quarters?

ROBERT RIGDON:	Well in the case of what we’re looking at, you know, we’ve got several things going on, you know, in the near term regarding things like Yima and ZZ, which, as I was indicating in the call, will be coming online, Yima now, and ZZ later in this fiscal year. Some of our other business opportunities working outside of China, they’re on a variety of timeline tracks, so we’re anticipating those being able to reach fruition over the next couple of quarters. Very much expecting to see some of those closing in this fiscal year, sooner than later is the expectation of the team at the moment.

ROBERT SMITH:	Yeah, so when you say that you may have announcements to make before the next quarterly conference call, I mean that’s what you’re referring to?

ROBERT RIGDON:	Yeah, we’re very hopeful that we will, Robert; correct.

ROBERT SMITH:	How important it is to have the new Chinese leadership in place to facilitate the arrangements and deals? Here in the states, I mean the business community is saying that they can’t move until they have some clarification on the political front, so to speak. So are there similarities in China, or it doesn’t work that way?

ROBERT RIGDON:	It’s a little different actually. You know, the way we see it in China, China actually implements a five-year plan. They’re in the early stages of the 12th five year plan now. And that sets the direction for industries like ourselves, and in the industries where we actually compete in China. So that’s pretty well set. Now there can be some distraction. There are distractions now, as, it’s called what I think they call the “18th Congress” is coming together, and there’s meetings that go on and a lot of high-level government activities that go on over a few weeks. But other than just, you know, a few weeks, it’s not particularly disruptive for us. It only may tie up some of the senior level leaders that we work with in our business, you know, for a few-week period, but not for a long period altogether.

ROBERT SMITH:	Okay. I have other questions, but I’ll get back into the queue if there’s someone else around.

ROBERT RIGDON:	Okay. Thank you, Robert.

OPERATOR:	Again, if you have a question, please press “*” and then “1.” And, Mr. Robert Smith, please continue with your question.

ROBERT SMITH:	Okay. So I guess could you add some updates to the other projects that you’ve mentioned in the past in Australia and Africa and other areas in India that you might have mentioned in the past as to what might be happening since the last update.

ROBERT RIGDON:	Right. So let me give you a little bit of in terms of — let me start with India, for example. In India we have, actually, a fairly robust pipeline that we’ve developed over the last couple of years. As I just mentioned, we actually have one license that is essentially complete and is just pending, waiting the customer’s coal allocation. I’d love to be able to announce who the customer is, but we’re in a non-disclosure agreement at this point in time until that definitive agreement is actually released to us.

But there are other projects in India as well that are pretty well advanced by us in the steel and ammonia sectors, and these projects are also with companies who are primarily working to get their coal allocations in India sorted out. And if you have been following India much, I don’t know, Robert, you would probably be aware that there has been a lot of focus over the last few months on how the coal allocations are being made, and they are sorting through at this moment. So we anticipate, once they get through sorting that out, and this is a government-to-business relationship on how coal is allocated in the country, and once they sort that out, and the coal allocations are locked in, we actually are expecting to see these projects start to move forward, and actually, think that India, in the bigger picture, on the longer term, has the potential to build many, many projects based on our technology, similar to in the gasification space, similar to what China has done, and India has coal that we’re uniquely well suited for processing. Now that’s India.

So other projects, you know, just briefly I mentioned Ncondezi and South Africa. That is a coal resource, a very large coal resource company that we’re working with who desires to employ our technology there in helping make that coalmining operation, potential coalmining operation in Mozambique much more efficient and profitable because we can convert a lot of the overburden and coalmining wastes to various products that are under consideration. So the study that we’re actually to perform for Ncondezi is an early feasibility study on implementing projects there around those coal resources and supporting them, and that continues to progress.

Probably I would say the most exciting thing that’s developed here over the last two or three months is some of the renewed interest in the United States that’s coming back in, and we’re actively working now with companies here, multiple companies in a couple different market segments. One is we’re looking at projects for converting waste coal, coalmining waste, into transportation fuels and utilizing the carbon dioxide off of these projects as a product that we would sell that would be used for enhanced oil recovery. A very, very powerful economic proposition, as well as politically attractive for states and government because it utilizes our own domestic resources, both coal and oil.

And then secondly, we are working very actively, there is a renewed interest, believe it or not actually, in the chemical space of having access to what we sort of termed “green chemicals” such as methanol that we can enable, through the conversion of municipal waste, refuse to right fuels, and auto shredder fuels in our gasifiers, and these projects are starting to get, it looks like, development funds through our customers who are coming together, and these are some of the ones we’re hopeful that we’re going to be able to move forward here in the U.S. So that’s a quick over view of the projects, Robert.

ROBERT SMITH:	The results of the election, would that put any kind of damper on those projects moving ahead?

ROBERT RIGDON:	No. Actually I don’t think so. In both cases, you know, in the case of the projects we’re looking at utilizing coal in the U.S., our actually coalmining waste, and incredibly environment tally projects that take a problem on the coal side, the mining waste, actually make coalmining more efficient because we can utilize the wastes, and have a very good clean solution where we have a home for CO2, at the same time, using it in a very profitable way for enhanced oil recovery. So that’s very positive.

And then on the other side, the projects that would be utilizing the municipal waste, refuse to right fuels, and auto shredder would be renewable projects. So those all fall in the category of clean energy technology. Both of these projects do. That’s what our technology is all about. And regardless, really, of which political party — you know, the outcome or the results here, we see these projects moving forward.

ROBERT SMITH:	Robert, with respect to ZZ, when you say you’re “cautiously optimistic,” what are the factors that center on the word “cautious?”

ROBERT RIGDON:	Okay. The reason is, frankly, is because, you know, it’s taken us — you know, nobody is as frustrated with the time it’s taken us to return ZZ to operation as I am, and so now that we see real good progress being made with Weijiao, I’m just cautious because I’m on pins and needles and I want to get this thing completed as quickly as we can and get this plan up and running.

Like anything, you know, it’s not done until it’s done, and I’m pushing the team very hard to get this completed very quickly now. Weijiao is doing all the right things. They’ve got the financial capability to do this. They’ve got the will now, and so that’s why I’m optimistic.

ROBERT SMITH:	And Oppenheimer’s work, is that going forward? And can you just give us some information about that.

ROBERT RIGDON:	Yes, it is. That Oppenheimer’s work was what I was referring to on the SES Resources portion. And it’s actually gone quite well. Now we’re at the stage here where the Joint Venture needs to raise additional funds. There is a lot of interest. There’s been quite a bit of market testing by the Joint Venture in raising those funds, but the timing is a little bit off. And this is just a cyclical thing that now that I think we’re going to get whichever — we’ve got some certainty coming back in because we’ve got an election behind us. We’ve got, hopefully, and expecting to see — we’re already starting to see some early turnaround in the coal commodities market — that the timing for going out and financing that will be more appropriate next year.

So we’re just going to go onto a slow roll, which is appropriate, I think, this decision by the Joint Venture now to do that. There is a couple of very high-value opportunities that they’re continuing to work that do not require additional financing at this point, and then we’re going to come back out early next year and text the market again, and hopefully it will look better, and we’ll go ahead and go forward and raise the funds to take this Joint Venture to the next step.

ROBERT SMITH:	And how important do you think the global macro picture is to, say, all your endeavors so to speak to bring them all?

ROBERT RIGDON:	I think it’s important, particularly, you know, it’s important that we continue to see these large developing economies grow. Although I’m very excited to see a return of what looks like a return of the business here in the U.S., I actually believe the vast majority of our business in the future will be in Asia, and also around developing around economies that are hungry for energy and chemical products. And so to the extent that those economies continue to grow at a healthy place — China, India, and other parts of Asia — is very important.

China’s growth has slowed a little as of late, as I’m sure you are very well aware, but, still, even at the 7 to 8% growth level, that’s a significant amount of growth. China remains hungry for energy and chemicals and will continue to build. So I feel pretty good about that. I think overall, though, we will be in a much stronger condition as we get certainty back into the overall developed world, financial markets, both in Europe and the U.S. and see these economies start to grow again will be very helpful, not just us, for everybody, of course.

ROBERT SMITH:	And as you’re moving forward, is the key protection of your IP still very much key?

ROBERT RIGDON:	Oh, absolutely. You know, that’s something I haven’t talked about much as of late. We’ve got 41 patents, I think the number is now, in process of getting the patents completed, so we’re growing quite a healthy IT portfolio here with what we’ve learned at ZZ and implementing the Yima project. So it’s a big, big focus. We have a lot of controls on intellectual property here inside the company in the way we manage the business to make sure we protect that.

ROBERT SMITH:	Okay. Well thank you, and I wish you good luck and anticipate the next call.

ROBERT RIGDON:	Very good. Thank you, Robert.

OPERATOR:	Again, to ask a question, please press “*” and then “1.” Having no further questions, this concludes our question-and-answer session. I’d like to turn the conference back over to Mr. Rigdon for any closing remarks.

ROBERT RIGDON:	Okay, thank you, operator. And thanks to everybody that’s listening in all the call this morning and for your questions. And with there being no further questions, we’ll go ahead and end the conference.

OPERATOR:	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.